Exhibit 10.36
L E A S E
     THIS INSTRUMENT IS A LEASE, dated as of ___, 2009, in which the Landlord and the Tenant are the parties hereinafter named, and which relates to Units 39, 40, 139 and 140 (each, a “Unit” and collectively, the “Units”) of the Lewis Wharf Condominium (the “Condominium”), created under G.L. c. 183A. The parties to this instrument hereby agree with each other as follows:
ARTICLE 1
BASIC LEASE PROVISIONS
1.1	INTRODUCTION. The following set forth basic data and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2	BASIC DATA.
Landlord: SWS LEWIS WHARF, LLC, a Massachusetts limited liability company.
Landlord’s Original Address: c/o Knapp Schenck & Company Insurance Agency, Inc., 137 Lewis Wharf, Boston, MA 02110
Tenant: CONVERTED ORGANICS INC., a Delaware corporation.
Tenant’s Current Address: 7A Commercial Wharf West, Boston, MA 02110.
Basic Rent: The sum of $117,260.00 per annum ($9,771.67 per month), as the same may be abated pursuant to the express terms of this Lease. The Basic Rent includes the Base Taxes as well as Base Common Area Charges (which include condominium charges, as provided in Section 9.1).
Guarantor: None
Premises Rentable Area: Approximately 4,510 square feet located on the ground floor and lower level of the Building, which constitutes all of the Units numbered 39, 40, 139 and 140 of the Condominium and includes the storage area on the lower level, as shown on Exhibit A.
Permitted Uses: Subject to restrictions and conditions now in force or effect with respect to the Premises or the Condominium pursuant to any other lease or agreement now in effect, the Premises may be used only for business offices.
Initial Term: The period commencing on the Commencement Date and expiring at 11:59 p.m., Boston time on the day immediately preceding the third anniversary of the Commencement Date,

except that if the Commencement Date is not the first day of a calendar month, then the Initial Term shall end on the last day of the calendar month in which such third anniversary occurs.
Security Deposit: $9,771.67.
1.3	ADDITIONAL DEFINITIONS.
Additional Charges: Those items designated herein as Additional Charges, including without limitation the amounts described in Sections 7.4, 8.1 and 9.2.
Agent: No separate Agent has been designated by Landlord as of the date hereof. Hereafter the “Agent,” if any, shall be any other person or entity from time to time designated by Landlord.
Base Taxes: Taxes assessed to the Units for the fiscal year ending June 30, 2010, as the same may be reduced by the amount of any abatement.
Base Common Area Charges: The Common Area Charges assessed or paid with respect to the Units for the calendar year ending December 31, 2010. As provided in Section 9.1, Common Area Charges include condominium charges allocable to the Premises.
Broker: Hunneman Commercial Co.
Building: The building located on Lewis Wharf, Boston, Massachusetts, in which the Units are located and which constitutes the principal improvements of the Condominium.
Commencement Date: As defined in Section 4.1.
Common Area Charges: As defined in Section 9.1.
Condominium Documents: The Master Deed, the Declaration of Trust (as hereinafter defined) and any Rules and Regulations lawfully adopted by the Condominium Trustees pursuant thereto, as the foregoing may be amended from time to time.
Condominium Trustees: The trustees from time to time under the Declaration of Trust.
Declaration of Trust: The Declaration of Trust of the Lewis Wharf Condominium Trust (the “Trust”), dated October 19, 1973, and recorded with the Suffolk Registry of Deeds at Book 8672, Page 427, as amended of record.
Default of Tenant: As defined in Section 13.1.
Escalation Charges: The charges referred to and described in Sections 8.1 and 9.2.
Extended Term: As defined in Section 16.1.
First Mortgagee: Danversbank, One Conant Street, Danvers, Massachusetts 01923, and its successors and assigns.

Furniture: As defined in Section 2.2(c).
Initial Public Liability Insurance: $3,000,000 annual aggregate (combined single limit) for property damage, bodily injury or death.
Landlord’s Units: Units 37, 38, 137 and 138 of the Condominium, which are adjacent to the Premises.
Landlord’s Vote: Any vote of Landlord on the Unit under the Condominium Documents, whether as owner, Trustee or in any other capacity.
Master Deed: The Master Deed of the Condominium, dated October 19, 1973, and recorded with the Suffolk Registry of Deeds at Book 8672, Page 415, as amended of record.
Operating Year: As defined in Section 9.1.
Premises: All of Units 39, 40, 139 and 140 of the Condominium, including the storage area on the lower level, as described in the Condominium Documents, and as shown on Exhibit A hereto.
Rent Commencement Date: The Commencement Date.
Tax Year: As defined in Section 8.1.
Taxes: As determined in accordance with Section 8.1.
Tenant’s Removable Property: As defined in Section 5.2.
Term of this Lease: The Initial Term and any extension thereof in accordance with the provisions hereof.
ARTICLE 2
PREMISES AND APPURTENANT RIGHTS
2.1	LEASE OF PREMISES. Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts from Landlord, the Premises. Excepted and excluded from the Premises are (i) the structural ceiling, floor and perimeter walls (except the inner surface of each thereof), and (ii) any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and (iii) any areas constituting “Common Areas and Facilities” of the Condominium (as defined in Section 6 of the Master Deed), but all plate glass (interior or exterior) and entry doors (and related glass and finish work) to the Premises are a part of the Premises. Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises) utility lines, equipment, stacks, pipes, conduits, ducts and the like. In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls.

2.2	APPURTENANT RIGHTS AND RESERVATIONS. (a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use, in common with others, the Common Areas and Facilities of the Condominium that are appurtenant to the Premises, as described in the Master Deed, but such rights shall always be subject to the provisions of the Condominium Documents.

(b) Landlord and Tenant acknowledge that (i) the Landlord’s Units contain a kitchenette, (ii) the Premises contain a large conference room, and (iii) the Landlord’s Units contain men’s and women’s restrooms. Landlord and Tenant further agree that: (w) the Landlord’s employees shall have the right, in common with Tenant’s employees, and upon reasonable advance notice, to use the conference room in the Premises at no charge or cost; (x) Tenant’s employees shall have the right, in common with Landlord’s employees, to use the kitchenette in the Landlord’s Units for reasonable food preparation and consumption, consistent with the level and type of equipment and facilities; and (y) Tenant’s employees and invitees will have the right, in common with Landlord’s employees and invitees, to use the restrooms in the Landlord’s Units. If at any time either Landlord or Tenant reasonably determines that the restrooms are being overused, then they shall meet and attempt in good faith to reach a mutually agreeable solution (which may include without limitation the construction of additional restrooms in the Premises), and each party will bear one-half (1/2) of the cost of implementing such solution. Tenant’s employees shall use the kitchenette and restrooms in such a manner as to keep and maintain them in reasonably neat and orderly condition.

(c) Tenant acknowledges that the Premises are being leased with the furniture (the “Furniture”) listed on “Exhibit FURN.” Tenant will have the right to use the Furniture for its intended uses during the Term of this Lease, and Tenant will keep and maintain the Furniture in good condition and repair throughout the Term of this Lease, and shall surrender the same to Landlord at the expiration or termination of this Lease, in the same condition as the Furniture was in on the Commencement Date, reasonable wear and tear excepted. If any item of Furniture becomes unusable or is beyond reasonable repair, Tenant will replace such item with a like piece of at least equivalent value and quality, and the replacement item will be returned to Landlord at the expiration or termination of this Lease. It shall be the obligation of Landlord (or an affiliate of Landlord) to insure the Furniture against loss by fire or other casualty, and all insurance proceeds allocable to the Furniture will be payable solely to Landlord (or such affiliate).
ARTICLE 3
BASIC RENT
3.1	PAYMENT. (a) Tenant agrees to pay to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date without offset, abatement, deduction or demand, the Basic Rent. Such Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, to Landlord, in care of Agent, or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. Basic Rent for any partial month shall be pro-rated on a daily basis. Notwithstanding the foregoing, Tenant shall pay to

Landlord at the time of Tenant’s execution hereof, (i) the first and second months’ payment of Basic Rent and (ii) the Security Deposit. In the event that any installment of Basic Rent is not paid when due, Tenant shall pay, in an addition to any charges under Section 14.17, and without limiting Landlord’s other remedies, at Landlord’s request an administrative fee equal to 5% of the overdue payment.
ARTICLE 4
COMMENCEMENT AND CONDITION
4.1	COMMENCEMENT DATE. The Commencement Date shall be the later of (i) December 1, 2009 and (ii) the date on which Landlord substantially completes Landlord’s Work and delivers possession of the Premises to Tenant.
4.2	CONDITION OF THE PREMISES. (a) Except as expressly provided in paragraph (b) below, the Premises are being leased in their current condition AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord, and that Landlord shall not be required to perform any work or improvements, or pay any allowance or amount on account thereof except as hereinafter specifically provided, to prepare the Premises for Tenant’s use. Tenant has made the necessary investigations to determine that Tenant’s proposed use of the Premises is permitted under applicable codes and ordinances. Tenant acknowledges that it has inspected the Premises and the common areas of the Condominium, and has found the same to be satisfactory for their intended uses.
     (b) Landlord agrees, at its sole cost and expense, to create two (2) openings with lockable doorways between the Premises and Landlord’s Units (one doorway opening and door on each of the ground floor and the lower level), substantially as shown on Exhibit A, attached hereto. Landlord shall also install a “card-swipe” or keypad (or comparable) locking devices so as to enable Tenant’s employees to have access to the restrooms and kitchenette located in Landlord’s Units, and to enable Landlord’s employees to have access to the conference room located in the Premises, all as described above. Such work is referred to as “Landlord’s Work.” Landlord shall commence Landlord’s Work (including without limitation obtaining necessary permits or approvals) promptly upon full execution and delivery of this Lease and payment by Tenant of the Basic Rent and Security Deposit described above. Landlord’s Work will be deemed substantially completed when the same has been completed except for minor items of work (and adjustments, fittings and the like) that can be installed subsequently without material interference with Tenant’s operations in the Premises. After the Commencement Date, Tenant shall afford Landlord reasonable access to the Premises for finishing such Landlord’s Work.
     (c) From and after the execution and delivery of this Lease, Tenant and its agents and contractors shall have access to the Premises for the purpose of installing Tenant’s data and telecommunication equipment and furniture (but not for the conduct of Tenant’s business). Tenant shall immediately cease such early access activities upon notice from Landlord that the same is interfering with the completion of Landlord’s Work. Tenant shall not be required to pay Basic Rent or additional rent solely on account of such access. The provisions of Section 10.1 shall be in full force and effect with respect to the period of any such access by Tenant or its agents or contractors.

ARTICLE 5
USE OF PREMISES
5.1	PERMITTED USE. (a) Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses. The Premises shall not in any event be used for medical, dental, governmental, utility company or employment agency offices or for residential purposes, or for any other use not permitted by applicable law or under the Condominium Documents.

(b) Tenant agrees to conform to the following provisions during the Term of this Lease:
     (i) Tenant shall cause all stock and other freight to be delivered to or removed from the Building and the Premises in accordance with reasonable rules and regulations established by Landlord and the Condominium Trustees.
     (ii) Tenant will not place on the interior or exterior surfaces of windows, or in any window areas so as to be visible from outside the Building, or on any surface of the Building or the Property outside of the Premises, any signs, symbol, advertisement or the like without having first obtained the written consent of Landlord (and, if required, of the Condominium Trustees). Any request for consent shall be accompanied by an accurate rendering of such display (including size, color, material, location and method of affixation). Tenant shall be responsible for obtaining any and all permits, licenses or approvals required for the installation and maintenance of all such exterior signs. At the expiration or earlier termination of this Lease, the Tenant shall remove such signage as Landlord or the Condominium Trustees may require, and repair any damage caused thereby and restore the underlying surface.
     (iii) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building, or cause any offensive odors or loud noise or constitute a nuisance or a menace to, or otherwise interfere with the business of, any other tenant or tenants or other persons in the Building, or which is in violation of the Condominium Documents.
     (iv) Tenant shall, in its use of the Premises, comply with the requirements of all applicable governmental laws, rules and regulations, including without limitation all applicable health and sanitation codes, the requirements of the Massachusetts Architectural Access Board and the Americans With Disabilities Act of 1990, as amended.
     (v) Tenant shall, in its use of the Premises, comply in every respect and detail with the Condominium Documents. Tenant acknowledges receipt of the Condominium Documents and that it has reviewed the same.
     (vi) Tenant shall not engage in any fire, distress or bankruptcy sale in the Premises, nor shall Tenant permit the Premises to be used by others for such purposes, but Tenant may have all reasonable and customary sales including, without limitation, sales in connection with permitted changes of use.

     (vii) To the extent that the same are not publicly available, Tenant shall submit to Landlord, within sixty (60) days after the end of each calendar year, audited financial statements of Tenant covering such calendar year, and fairly presenting Tenant’s financial condition as of the end of such year.
5.2	INSTALLATIONS AND ALTERATIONS BY TENANT. (a) Tenant shall make no alterations, additions or improvements in or to the Premises without in each case having obtained Landlord’s prior written consent. Any such alterations, additions or improvements shall (i) be in accordance with complete plans and specifications meeting Landlord’s reasonable requirements and approved in advance by Landlord (and, if required, by the Condominium Trustees), (ii) be performed in a good and workmanlike manner and in compliance with all applicable laws, (iii) be made at Tenant’s sole cost and expense and at such times and in such manner as Landlord or the Condominium Trustees (to the extent of their powers) may from time to time reasonably designate, and (iv) become part of the Premises and the property of Landlord except as provided in subparagraph (b) below.

(b) All articles of personal property and all business fixtures, inventory, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal to Landlord’s reasonable satisfaction, and further provided that Tenant shall replace any of the foregoing that is required for the proper conduct of Permitted Uses with like property of at least equal value, quality and utility.

(c) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises. Whenever and as often as any mechanic’s lien shall have been filed against the Property based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant shall, within 30 days, take such action by bonding, deposit or payment as will remove or satisfy the lien.

5.3	HAZARDOUS MATERIALS. (a) For purposes of this Lease, the term “Hazardous Material” means any Hazardous Substance (below defined), hazardous waste, infectious waste, or toxic substance, material, or waste which becomes regulated or is defined as such by any local, state or federal governmental authority. Except for small quantities of ordinary supplies such as copier toners, liquid paper, glue, ink and common cleaning materials and solvents and other items commonly used in business offices (used in a lawful way), Tenant shall not cause or permit any Hazardous Material to be brought, kept or used in or about the Premises or the Unit or Common Areas by Tenant, its agents, employees, contractors, or invitees. Tenant hereby agrees to indemnify Landlord and the Condominium Trust from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold said parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Unit or the Condominium, damages for the loss or restriction or use of rentable space or of any amenity of the Unit or the Condominium, damages arising from any adverse impact on marketing of space in the Condominium, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term of this Lease as result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions and any cleanup, remedial removal, or restoration work required due to the presence of Hazardous

Material. Tenant shall promptly notify Landlord of any release of a Hazardous Material in the Premises or otherwise of which Tenant becomes aware, whether caused by Tenant or any other person or entity. Without limiting any other provision of this Lease, the provisions of this Section 5.3 shall survive the expiration or termination of the Lease.

(b) The term “Hazardous Substance” as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or affect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental entity, (iii) a basis for liability of Landlord to any governmental entity or third party under any federal, state or local statute or common law theory or (iv) defined as a hazardous material or substance by any federal, state or local law or regulation. Except for small quantities of ordinary office supplies such as copier toner, liquid paper, glue, ink and common cleaning materials and solvents and other items commonly used in comparable offices (used in a lawful manner), Tenant shall not cause or permit any Hazardous Substance to be brought, kept, or used in or about the Premises or the Unit by Tenant, its agents, employees, contractors or invitees.

(c) If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance, or a condition involving or resulting from same, has come to be located in, on or under or about the Premises or the Building, Tenant shall immediately give written notice of such fact to Landlord. Tenant shall also immediately give Landlord (without demand by Landlord) a copy of any statement, report, notice, registration, application, permit, license, given to or received from, any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, spill, release, discharge of or exposure to, any Hazardous Substance or contamination in, on or about the Premises.

(d) Landlord and Landlord’s employees, agent, contractors and lenders shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Section 5.3. Landlord shall have the right to employ experts and/or consultants in connection with its examination of the Premises and with respect to the installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a contamination, caused or materially contributed to by Tenant, is found to exist or be imminent, or unless the inspection is requested or ordered by governmental authority as the result of any such existing or imminent violation or contamination, in which case Tenant shall upon request reimburse Landlord for the cost and expenses of such inspection.
ARTICLE 6
ASSIGNMENT AND SUBLETTING
6.1	PROHIBITION. (a) Except as hereinafter provided, Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise, neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part.

(b) The provisions of paragraph (a) of this Section shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease; but such provisions shall not apply to transactions with: (i) an entity into or with which Tenant is merged or consolidated, or (ii) an entity which is controlled by Tenant (if other than an individual person); provided that in any of such events the successor to Tenant has a net worth reasonably acceptable to Landlord and that the successor may be required by Landlord to increase the amount of the Security Deposit or deliver a personal guaranty (from an individual person having a financial standing reasonably acceptable to Landlord) in form and substance reasonably acceptable to Landlord, guaranteeing full performance of all obligations under this Lease. Any successor shall agree directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant, and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not be discharged, released or impaired in any respect by an agreement or stipulation made by Landlord extending the time of or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

6.2	CONSENT TO SUBLEASES. (a) Notwithstanding the prohibition set forth in Section 6.1(a), Landlord shall not unreasonably withhold its consent to one or more sublettings requested by Tenant during the Initial Term, provided further that Tenant shall have satisfied all requirements of the Condominium Documents relative to any such subletting, and:
(i) The business of each proposed subtenant and its use of the Premises shall be consistent with the Permitted Uses, and the financial condition and standing of the proposed subtenant shall be reasonably acceptable to Landlord.
(ii) Neither the proposed subtenant, nor any person who directly or indirectly, controls, is controlled by, or is under common control with, the proposed subtenant or any person who controls the proposed subtenant, shall be a government (or subdivision or agency thereof);
(iii) The form of the proposed sublease, as well as the Landlord’s consent thereto, shall be reasonably satisfactory to Landlord and its counsel and shall comply with the applicable provisions of this Article 6;
(iv) Not later than twenty (20) days prior to the proposed commencement of such sublease, Landlord shall have received information reasonably sufficient to determine compliance with the foregoing conditions; and
(v) Tenant shall in all cases remain fully and primarily liable hereunder.
If Tenant requests Landlord’s consent to a sublease then, at the time of such request, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed transfer, copies of the proposed documentation, and the following information about the proposed sublessee:

name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed sublessee’s creditworthiness and character.

(b) It shall not be unreasonable for Landlord to withhold its consent to any proposed sublease if (i) at the time of such request, Tenant is in default under this Lease, (ii) the credit rating, tangible net worth or financial responsibility of the proposed sublessee, nature of business, and character of the proposed transferee are not all reasonably satisfactory to Landlord, (iii) in the reasonable judgment of Landlord the purpose for which the sublessee intends to use the Premises (or a portion thereof) is not in compliance with the Condominium Documents or in keeping with Landlord’s standards for the Premises or would impose a burden on the parking facilities, elevators, Common Areas or utilities that is greater than the burden imposed by Tenant, (iv) the proposed sublessee is a government entity or quasi governmental entity or agency, (vi) the proposed sublease would cause Landlord to be in violation of any of its obligations under another lease or agreement to which Landlord is a party. Unless Landlord (in its sole and absolute discretion) waives such restriction, in no event shall any sublease cover less than the entire Premises or have a fixed term of less than one (1) year, and in no event shall Tenant be entitled to sublease all or any portion of the Premises if Tenant has elected to extend the Term of this Lease for an Extended Term, or to increase the size of the Premises under Article 18. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent. Landlord shall have no liability for damages to Tenant or to any proposed sublessee, and Tenant shall not be permitted to terminate this Lease, if it is adjudicated that Landlord’s consent has been unreasonably withheld and such unreasonable withholding of consent constitutes a breach of this Lease or other duty to Tenant, the proposed sublessee or any other person on the part of Landlord. In such event, Tenant’s sole remedy shall be to have the proposed sublease declared valid as if Landlord’s consent had been given.

6.3	EXCESS PAYMENTS. In the event that Tenant shall enter into one or more subleases pursuant to Section 6.2, if the rent and other sums (including without limitation the fair value of any services provided by such subtenant for Tenant) on account of any such sublease exceed the Basic Rent and Escalation Charges allocable to that portion of the Premises subject to such sublease, plus actual out-of-pocket third party expenses reasonably incurred in connection with such sublease (such expenses to be pro-rated evenly over the term of such sublease), including without limitation reasonable brokerage commissions actually paid to a licensed broker, Tenant shall pay to Landlord, as an additional charge, 50% of such excess, such amount to be paid monthly with payments by Tenant of Basic Rent hereunder.

6.4	MISCELLANEOUS. (a) Any sublease consented to by Landlord shall be expressly subject and subordinate to the Condominium Document sand to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Any proposed sub-sublease or proposed assignment of a sublease shall be subject to the provisions of this Article. Tenant shall reimburse Landlord on demand, as an additional charge, for any out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by Landlord in connection with any actual or proposed assignment or sublease, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant; however, where the Landlord’s consent has been found to have been unreasonably withheld, Tenant shall not be liable for any out-of-pocket costs incurred by Landlord. Any sublease to which Landlord gives its consent shall not be valid or binding on Landlord unless and until Tenant and the sublessee execute a consent agreement in form and substance satisfactory to Landlord.

(b) Notwithstanding any sublease, or any amendments or modifications subsequent thereto, Tenant will remain fully liable for the payment of Basic Rent, Escalation Charges and other charges and for the performance of all other obligations of Tenant contained in this Lease. Any act or omission of any subtenant, or of anyone claiming under or through any subtenant, that violates any of the obligations of this Lease shall be deemed a violation of this Lease by Tenant.

(c) The consent by Landlord to any sublease shall not relieve Tenant or any person claiming through or under Tenant of the obligation to obtain the consent of Landlord (and, if applicable, of the Condominium Trustees), pursuant to the provisions of this Article, to any subsequent sublease.

(d) With respect to each and every sublease authorized by Landlord under the provisions of this Article, it is further agreed that any such sublease shall provide that: (i) the term of the sublease must end no later than one day before the last day of the Term of this Lease; (ii) no sublease shall be valid, and no subtenant shall take possession of all or any part of the Premises until a fully executed counterpart of such sublease, with a consent agreement in Landlord’s reasonable form, has been delivered to Landlord; (iii) each sublease shall provide that it is subject and subordinate to this Lease; (iv) Landlord may enforce the provisions of the sublease, including collection of rents; (v) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, at which time Tenant’s rights under such sublease shall terminate (but Tenant’s obligations thereunder and under this Lease shall remain unaffected) and such subtenant shall, at Landlord’s option, attorn to Landlord but nevertheless Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant; or (C) be bound by any previous modification of such sublease made without Landlord’s written consent or by any previous prepayment of more than one month’s rent.

6.5	ACCEPTANCE OF RENT. If all or any part of the Premises are sublet, whether or not in violation of this Lease, Landlord may, after default by Tenant and expiration of Tenant’s time to cure such default, collect rent from the subtenant. In either event, Landlord may apply the net amount collected to payment of Basic Rent and other charges hereunder, but no such assignment, subletting, or collection shall be deemed a waiver of any of the provisions of this Article, an acceptance of the assignee or subtenant as a lessee, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease.
ARTICLE 7
RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES;
SERVICES TO BE FURNISHED BY LANDLORD
7.1	LANDLORD REPAIRS. (a) Landlord shall not be responsible to make any improvements or repairs to the Premises or the Building. Any maintenance and repairs of the Premises required hereunder (other than those to be performed by the Trust) or elected to be made by Tenant are to be performed by, and at the expense of, Tenant. To the extent such action is reasonably required, Landlord, in its capacity as record owner of the Premises, shall use all reasonable efforts to enforce the obligations of the Trust under the Condominium Documents in respect of the repair and maintenance of the Condominium (but

Landlord shall not be required to incur any expense in connection therewith, unless Tenant agrees to reimburse Landlord for all costs and expenses so incurred).

7.2	TENANT’S AGREEMENT. (a) Tenant will keep and maintain the Premises and every part thereof neat, sanitary and clean and in good order, condition and repair, excepting only (i) those repairs for which the Trust is responsible under the terms of the Condominium Documents, (ii) reasonable wear and tear of the Premises, and (iii) damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain, and Tenant shall surrender the Premises at the end of the Term of this Lease in such condition. If required under the Condominium Documents, Tenant shall maintain a service contract with a licensed exterminator service to provide periodic (but not less often than monthly) pest and vermin inspection, prevention and extermination. Without limitation, Tenant shall continually during the Term of this Lease maintain the Premises in accordance with all provisions of the Condominium Documents, all Laws, and of the applicable board of fire underwriters, and shall, at Tenant’s own expense, obtain all Permits (collectively, “Requirements”). Notwithstanding the foregoing, Tenant shall not be required to perform any structural alterations to the Premises that are the responsibility of the Trust under the Condominium Documents, but as between Landlord and Tenant, Landlord shall have no liability for performing any alterations, additions or improvements to make the Premises conform to such Requirements. Notwithstanding the foregoing or the provisions of Article 12, but subject to the provisions of Section 14.19, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its contractors or invitees (including any damage by fire or any other casualty arising therefrom).

(b) If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch, after such demand (except in the case of an emergency, in which event Landlord may make such repairs immediately), Landlord may (but shall not be required to do so) make or cause such repairs to be made (the provisions of Section 14.17 being applicable to the costs thereof), and shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business by reason thereof.

7.3	FLOOR LOAD — HEAVY MACHINERY. (a) Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. All business machines and mechanical equipment shall be placed so as to distribute the weight as evenly and safely as possible. Mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building except in compliance with the Condominium Documents.

(b) If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord and Agent harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4	BUILDING SERVICES; ELECTRICITY. (a) Tenant shall pay for electricity furnished to the Premises, such cost to be based on usage indicated by the electric meter currently serving the Premises. Such payment shall be made to Landlord as additional rent, within ten (10) days after receipt of an invoice therefor. Landlord shall have access to the Premises, if reasonably required, for the purpose of reading the meter(s). With respect to any utilities that are furnished by the Trust under the Condominium Documents, Tenant shall pay for the same through Common Area Costs. Tenant shall also reimburse Landlord for fifty percent (50%) of Landlord’s costs of nightly (or other reasonable period) cleaning as additional rent, within ten (10) days after receipt of an invoice therefor. Notwithstanding the foregoing, Landlord has no responsibility for utilities that are controlled by the Condominium and the Condominium has an easement as defined in the Condominium Documents, over the Premises for access to building services.

(b) Tenant shall be solely responsible for providing its own security for the Premises and for Tenant’s employees, invitees and customers, and Landlord shall have no obligation or liability whatsoever for the security of the Premises or the Building. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise its employees, invitees and customers as to the foregoing and as to necessary and appropriate safety precautions.

(c) Tenant covenants and agrees that its use of electric current shall not exceed the capacity of the systems or the systems or equipment serving the Premises, and that its total connected lighting load will not exceed the maximum load from time to time permitted by applicable governmental regulations. Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if, during the Term of this Lease, either the quantity or character of electric current or any other utility is changed or if electric current or such other utility is no longer available or suitable for Tenant’s requirements.
ARTICLE 8
REAL ESTATE TAXES
8.1	PAYMENTS ON ACCOUNT OF REAL ESTATE TAXES. (a) For the purposes of this Article, the term “Tax Year” shall mean the twelve-month period commencing on the July 1 immediately preceding the Commencement Date and each twelve-month period thereafter commencing during the Term of this Lease; and the term “Taxes” shall mean real estate taxes assessed with respect to the Premises for any Tax Year.

(b) In the event that for any reason, Taxes during any Tax Year shall exceed Base Taxes, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to the excess of Taxes for such Tax Year over Base Taxes (such amount to be apportioned for any fraction of a Tax Year in which the Commencement Date falls or the Term of this Lease ends).

(c) If Landlord so elects, estimated payments by Tenant on account of Taxes shall be made monthly on the first day of each and every calendar month during the Term of this Lease and otherwise in the manner herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due a sum equal to Tenant’s required payments, as estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Tax Year, and no default then exists hereunder, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Year are greater than estimated payments theretofore made on account thereof for such Year, Tenant shall make payment to Landlord within 30 days after being so advised by Landlord. Alternatively, Landlord may elect to bill Tenant periodically at such times as Landlord receives its tax bills for the Premises, in which case Tenant will pay the excess as aforesaid within 30 days after receipt of such an invoice.

(d) If a tax (other than a Federal or State net income, estate, inheritance, succession, franchise, profit, transfer, revenue, gift or devolution tax) is assessed on account of the rents or other charges payable by Tenant to Landlord under this Lease, Tenant agrees to pay the same as an Additional Charge within ten (10) days after billing therefor, unless applicable law prohibits the payment of such tax by Tenant.
ARTICLE 9
COMMON AREA CHARGES
9.1	DEFINITIONS. For the purposes of this Article, the following terms shall have the following respective meanings:
     Common Area Charges: All common expenses, charges and assessments (including without limitation any special assessments, one-time charges or other charges, fees or amounts imposed upon Landlord, the Unit or the Premises by or in respect of the Condominium) assessed by the Trust, including without limitation those described in Section 5.4 of the Declaration of Trust, and any costs, expenses or amounts paid by Landlord with respect to the operation, repair, maintenance or repair of the Condominium, the Unit or the Premises, in either case for any Operating Year or portion thereof.
     Operating Year: Each calendar year in which any part of the Term of this Lease shall fall.
9.2	TENANT’S PAYMENTS. (a) In the event that Common Area Charges for any Operating Year shall exceed Base Common Area Charges, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Common Area Charges for such Operating Year over Base Common Area Charges (such amount to be apportioned for any Operating Year in which the Commencement Date falls or the Term of this Lease ends). Landlord shall advise Tenant, promptly after receipt by Landlord of notice of the assessment by the Trust of any such Common Area Charges, of the amount thereof. Landlord shall have the same rights and remedies for the nonpayment by Tenant of any payments due on account of Common Area Charges as Landlord has hereunder for the failure of Tenant to pay Basic Rent.

(b) Estimated payments by Tenant on account of Common Area Charges shall be made monthly on the first day of each and every calendar month during the Term of this Lease and otherwise in the manner herein provided for the payment of Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year with a sum equal to Tenant’s required payments, as estimated by Landlord from time to time during each Operating Year, on account of Common Area Charges for such Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Common Area Charges for such Year. If estimated payments theretofore made for such Year by Tenant exceed Tenant’s required payment on account thereof for such Year, according to such statement, and if no default then exists, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Common Area Charges (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the required payments on account thereof for such Year are greater than the estimated payments (if any) theretofore made on account thereof for such Year, Tenant shall make payment to Landlord within 30 days after being so advised by Landlord.
ARTICLE 10
INDEMNITY AND PUBLIC LIABILITY INSURANCE
10.1	TENANT’S INDEMNITY. Except to the extent that such claims arise from the negligent acts or omissions of Landlord or its agents or employees, and subject to the waivers set forth in Section 14.19, Tenant agrees to indemnify and save harmless Landlord from and against all claims, loss, cost, damage or expense of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage occurring outside of the Premises but on the Property where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of Tenant or Tenant’s invitees, agents or employees or independent contractors; or (iii) in connection with the conduct or management of the Premises or of any business therein, or any thing or work whatsoever done, or any condition created (other than by Landlord) in or about the Premises; and, in any case, occurring after the date of this Lease until the end of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.

10.2	PUBLIC LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage or the reasonable functional equivalent thereof) under which Tenant is named as an insured and Landlord, the Condominium Trust, Agent (and such other persons as are in privity of estate with Landlord as may be set out in a notice from time to time) are named as additional insureds, and under which the insurer agrees to defend, indemnify and hold Landlord, Agent and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1. To the extent commercially available, each such policy shall be non-cancelable and non-amendable with respect to Landlord, Agent and Landlord’s said designees without thirty (30) days’ prior notice and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section 1.3 or such greater amounts as Landlord shall from time to time reasonably request, and a certificate thereof shall be delivered to Landlord.

10.3	TENANT’S RISK. Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant’s own risk. To the maximum extent this agreement may be made effective according to law, Landlord shall have no responsibility or liability for any loss of or damage to Tenant’s Removable Property. Tenant shall carry “special form” property insurance on a “replacement cost” basis (including so-called improvements and betterments coverage, and business interruption and rent loss insurance covering a period of not less than one year), and provide a waiver of subrogation as required in Section 14.19. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises.

10.4	INJURY CAUSED BY THIRD PARTIES. To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Unit or the Property or otherwise.
ARTICLE 11
LANDLORD’S ACCESS TO PREMISES
11.1	LANDLORD’S RIGHTS. Landlord and the Condominium Trustees shall have the right to enter the Premises, upon reasonable advance notice (except in the case of an emergency), which notice may be oral or in writing, at all reasonable hours for the purpose of inspecting or making repairs to the same, and Landlord shall also have the right, upon advance notice, to make access available at all reasonable hours to prospective or existing mortgagees, purchasers (or during the last year of the term hereof, prospective lessees).
ARTICLE 12
FIRE, EMINENT DOMAIN, ETC.
12.1	ABATEMENT OF RENT. If the Premises shall be damaged by fire or casualty (and such fire or casualty was not caused by the negligent or wrongful act or omission of Tenant or its agents, employees, invitees or contractors), Basic Rent and Escalation Charges and all other charges payable by Tenant to Landlord in respect of the Premises shall abate proportionately for the period in which, by reason of such damage, Tenant is unable to use the Premises for Permitted Uses, having regard for the extent to which Tenant may be required to discontinue Tenant’s use of all or a portion of the Premises, but such abatement or reduction shall end if and when the Premises shall have been substantially restored (excluding any alterations, additions or improvements made by Tenant) to the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from such fire, casualty or eminent domain.

12.2	RIGHTS OF TERMINATION. If the Premises are damaged by fire or casualty, Landlord shall exercise reasonable efforts to cause the Trust to restore, repair or rebuild the same (collectively, “Repair,” or any derivative of such word), including exercising Landlord’s Vote. If the damage caused thereby is uninsured by Landlord or by the Condominium Trust, or if such insurance will be inadequate to pay the cost of repairs, Landlord may at any time thereafter elect to terminate this Lease. If the same are not Repaired to a condition suitable for Tenant’s fixturing and equipping within nine (9) months after such fire or casualty, without regard to the reason therefor but subject to extension for periods of any delay caused by Force Majeure, Tenant may terminate this Lease, by giving Landlord notice of its desire to do so within fifteen (15) days after the expiration of such nine-month period (as so extended). Such remedy shall (in addition to Tenant’s rent abatement rights under Section 12.1) be Tenant’s sole and exclusive remedy. If the Condominium Trustees or the Unit Owners of the Condominium shall not vote to Repair within the applicable time period under the Condominium Documents, Landlord or Tenant may terminate this Lease by giving written notice to the other within fifteen (15) days after the expiration of such time period. If any part of the Building is taken by any exercise of the right of eminent domain, Landlord may terminate this Lease (notwithstanding that Landlord’s entire interest may have been taken). If this Lease is not so terminated, Landlord shall use reasonable efforts to cause the Premises, or what may remain thereof to be Repaired by the Condominium Trust to as close to their original configuration as reasonably possible. If, as a result of such taking, it shall be impossible to Repair the Premises to such condition, or they are not in fact so Repaired to a condition suitable for Tenant’s use within nine (9) months after any such taking without regard to the reason therefore but subject to Force Majeure, Tenant may terminate this Lease by giving written notice to Landlord within fifteen (15) days after the expiration of such 9-month period. Such remedy shall be Tenant’s sole and exclusive remedy. If the taking shall be of the entire Premises or the Condominium Trustees or Unit Owners of the Condominium shall not vote to Repair, Landlord or Tenant may terminate this Lease. Landlord’s right and duties under this paragraph are subject to the rights of any institutional first mortgage lender to whose mortgage this Lease is subordinate.

12.3	REPAIR. If this Lease shall not be terminated pursuant to Section 12.2, Landlord shall thereafter use due diligence to cause the Trust to Repair the Premises (excluding any alterations, additions or improvements made by Tenant) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to Landlord’s exercising its rights, if any, against the Trust and Landlord’s Vote, and Landlord shall have no obligation or liability for any decision of the Condominium Trustees or of the owners of the other units in the Condominium. Landlord’s right and duties under this paragraph are subject to the rights of any mortgage lender to whose mortgage this Lease is subordinate.

12.4	AWARD. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Premises and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances.

ARTICLE 13
DEFAULT
13.1	TENANT’S DEFAULT. (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a “Default of Tenant”) shall happen:
(i) Tenant shall fail to pay the Basic Rent or Additional Charges when due and such failure shall continue for three (3) full Business Days after notice to Tenant from Landlord (provided that if Landlord shall give Tenant notice of non-payment of Basic Rent or Additional Charges twice in any twelve-month period, Landlord shall not thereafter be required to give such notice as a prerequisite to the existence of a Default of Tenant); or
(ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity (and in any event within sixty (60) days after such notice); or
(iii) Tenant’s leasehold interest in the Premises, or Tenant’s interest in the furniture, fixtures or equipment in the Premises, or in the inventory needed for the operation of the Premises, shall be taken on execution or by other process of law directed against Tenant, which shall not be released or otherwise discharged within five (5) days from the date of execution or other process; or
(iv) Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or
(v) An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or
(vi) A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or
(vii) If: (x) Tenant shall fail to pay the Basic Rent, Escalation Charges, Additional Charges or other charges hereunder when due or shall fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall cure any such failure within the applicable grace period set forth in clauses (i) or (ii) above; or (y) a Default of Tenant of the kind set forth in clauses (i) or (ii) above shall occur and Landlord shall, in its sole discretion, permit Tenant to cure such Default after the applicable grace period has expired; and a similar failure or Default shall occur more than twice within the next 365 days (whether or not such similar failure is cured within the applicable grace period);
then in any such case Landlord may terminate this Lease by notice to Tenant, specifying a date not less than fourteen (14) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.
(b) For purposes of clause (a)(v) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C §101, et seq.. If an Event of Bankruptcy occurs, then the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following within 60 days after the date of the filing of the voluntary petition, the entry of the order for relief (or such additional time as a court of competent jurisdiction may grant, for cause, upon a motion made within the original 60-day period):
(i)	file a motion to assume the Lease with the appropriate court;

(ii)	satisfy all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:
(A)	cure all Defaults of Tenant under this Lease or provide Landlord with Adequate Assurance (as defined below) that it will (x) cure all monetary Defaults of Tenant hereunder within 10 days from the date of the assumption; and (y) cure all non-monetary Defaults of Tenant hereunder within 30 days from the date of the assumption;

(B)	compensate Landlord and any other person or entity, or provide Landlord with Adequate Assurance that within 10 days after the date of the assumption, it will compensate Landlord and such other person or entity, for any pecuniary loss that Landlord and such other person or entity incurred as a result of any Default of Tenant, the trustee, or the debtor-in-possession;

(C)	provide Landlord with Adequate Assurance of Future Performance (as defined below) of all of Tenant’s obligations under this Lease; and

(D)	deliver to Landlord a written statement that the conditions herein have been satisfied.
(c) For purposes only of the foregoing paragraph (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:
(i)	entering an order segregating sufficient cash to pay Landlord and any other person or entity under paragraph (b) above, and

(ii)	granting to Landlord a valid first lien and security interest (in form acceptable to Landlord) in all property comprising the Tenant’s “property of the estate,” as that term is defined in Section 541 of the Bankruptcy Code, which lien and security interest secures the trustee’s or debtor-in-possession’s obligation to cure the monetary and nonmonetary defaults under the Lease within the periods set forth in paragraph (b) above;
(d) For purposes only of paragraph (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:
(i)	the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the sum of two (2) months’ Basic Rent plus an amount equal to two (2) months’ installments on account of Common Area Costs and Taxes, computed in accordance with Articles 8 and 9 of this Lease;

(ii)	the trustee or the debtor-in-possession agreeing to pay in advance, on each day that the Basic Rent is payable, the monthly installments on account of Common Area Costs and Taxes, computed in accordance with Articles 8 and 9 hereof;

(iii)	the trustee or debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under this Lease;

(iv)	Tenant’s bankruptcy estate and the trustee or debtor-in-possession providing Adequate Assurance that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill Tenant’s obligations hereunder; and

(e) If the trustee or the debtor-in-possession assumes the Lease under paragraph (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).
(f) For purposes only of paragraph (e) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:
(i)	the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii)	if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness;
(g) If this Lease shall have been terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may re-enter the Premises by summary process or other appropriate judicial proceedings and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made.
(h) In the event of any termination following a Default of Tenant hereunder, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages the Basic Rent, Escalation Charges and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay the current damages referred to above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated.
(i) At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Basic Rent, Escalation Charges and other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Common Area Costs would be the same as the payments required for the immediately preceding Operating or Tax Year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period.
(j) In case of any Default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may, at its election (x) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same, and (y) make such reasonable alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.
(k) If a Guarantor of this Lease is named in Section 1.2, the happening of any of the events described in paragraphs (a)(iv)-(a)(vi) of this Section 13.1 with respect to the Guarantor shall constitute a Default of Tenant hereunder.
(l) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.
(m) All costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys’ fees and expenses at both the trial and appellate levels) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.
13.2	LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligations. Tenant agrees that Tenant shall not have any right to withhold or offset any rent or other payment due hereunder, or to terminate this Lease on account of any default or breach by Landlord of its obligations hereunder, and that Tenant’s remedies in the case of such a default or breach shall be limited to an action against Landlord for damages. Landlord shall never be in default or breach of this

Lease on account of any action or inaction by the Condominium Trustees or by the owners of the other units in the Condominium.
ARTICLE 14
MISCELLANEOUS PROVISIONS
14.1	EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for Permitted Uses; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as an additional charge hereunder.

14.2	WAIVER. (a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.3	COVENANT OF QUIET ENJOYMENT. Tenant, subject to the terms and provisions of this Lease, on payment of the Basic Rent and Additional Charges and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

14.4	LANDLORD’S LIABILITY. (a) Tenant specifically agrees to look solely to Landlord’s then equity interest in the Premises for recovery of any judgment from Landlord; it being specifically agreed that Landlord (original or successor) shall never be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or to take any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in the Premises.

(b) With respect to any repairs or restoration which Landlord may make by reason of Tenant’s default, the same may be made during normal business hours and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom.

(c) With respect to any obligations to be performed by Landlord under the terms of this Lease, Landlord shall in no event be liable for failure to perform the same when prevented from doing so by: strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply; or (with respect to Landlord only) failure whenever and for so long as may be necessary by reason of the making of repairs or changes which Landlord is required or is permitted by this Lease or by law to make or in good faith deems necessary; or by the inability in the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services; or because of war or other emergency; or for any other cause beyond Landlord’s reasonable control, or for any cause due to any negligent or wrongful act or omission of Tenant.

14.5	NOTICE TO MORTGAGEE OR GROUND LESSOR. After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder (provided Tenant shall have been furnished with the name and address of such holder), and the curing of any of Landlord’s defaults by such holder shall be treated as performance by Landlord. Landlord hereby gives Tenant notice that the First Mortgagee is the current holder of the first mortgage of the Unit.

14.6	ASSIGNMENT OF RENTS AND TRANSFER OF TITLE. (a) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

(b) In no event shall the acquisition of Landlord’s interest in the Premises by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Premises back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c) Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Premises by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations thereafter accruing hereunder, but not of liability theretofore accruing.

14.7	RULES AND REGULATIONS. Landlord agrees to use reasonable efforts to ensure that any rules and regulations from time to time adopted by the Trust uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. Nothing herein shall relieve Tenant from the responsibility to comply with the Condominium Documents.

14.8	ADDITIONAL CHARGES. If Tenant shall fail to pay when due any sums under this Lease designated as an Additional Charge, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.9	INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

14.10	PROVISIONS BINDING, ETC. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by those provisions of Article 6 hereof.

14.11	RECORDING. Tenant agrees not to record this Lease or any memorandum or notice thereof, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a so-called notice of lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

14.12	NOTICES. Whenever, by the terms of this Lease, notices shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by express, registered or certified mail, postage prepaid, return receipt requested, or by hand delivery or by a reputable overnight or express delivery service (delivery charges paid):

If intended for Landlord, addressed to Landlord at Landlord’s Original Address (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice), with a courtesy copy to Stephen T. Langer, Langer & McLaughlin, LLP, 855 Boylston Street, Boston, MA 02116.

If intended for Tenant, addressed to Tenant at the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice). All such notices shall be effective when deposited in the United States Mail within the Continental United States, provided that the same are received in ordinary course at the address to which the same were sent.

14.13	WHEN LEASE BECOMES BINDING. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

14.14	PARAGRAPH HEADINGS AND INTERPRETATION OF SECTIONS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

14.15	RIGHTS OF MORTGAGEE OR GROUND LESSOR. This Lease shall be subordinate to any mortgage or ground lease from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, if the holder of such mortgage or ground lease shall so elect. If this Lease is subordinate to any mortgage or ground lease and the holder thereof (or successor) shall succeed to the interest of Landlord, at the election of such holder (or successor) Tenant shall attorn to such holder and this Lease shall continue in full force and effect between such holder (or successor) and Tenant. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as such holder may request, and Tenant hereby appoints such holder as Tenant’s attorney-in-fact to execute such subordination or attornment agreement upon default of Tenant in complying with such holder’s request.

14.16	STATUS REPORT. Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, mortgagees, purchasers, ground lessors, or the like, the then current status of performance hereunder, Tenant will, on the request of the Landlord made from time to time, will promptly execute and furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to any prospective lender or purchaser, as the case may be, a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. Failure by Tenant to so deliver or execute and return any such statement within ten (10) days after receipt of Landlord’s request therefor shall constitute binding and conclusive evidence that the materials in such statement are true and correct.

14.17	REMEDYING DEFAULTS. Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 3% over the base rate in effect from time to time at Bank of America (but in no event less than 10% per annum), as an Additional Charge. Any payment of Basic Rent, Additional Charges or other sums payable hereunder not paid within seven (7) days of the due date shall, at the option of Landlord, bear interest at a rate equal to 3% over the base rate in effect from time to time at Bank of America (but in no event less than 10% per annum) from the due date thereof and shall be payable forthwith on demand by Landlord, as an Additional Charge.

14.18	HOLDING OVER. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the Term hereof without Landlord’s written consent, such occupancy shall at Landlord’s election be a daily tenancy at sufferance or as a trespasser, and Tenant shall be liable to Landlord for use and occupancy charges on a daily basis equal to the greater of (a) one hundred fifty percent (150%) of the Basic Rent payable immediately preceding the expiration or termination date of this Lease or (b) one hundred twenty-five percent (125%) of the fair market rental value for the Premises as of the date Tenant holds over, plus in either case all other amounts otherwise payable by Tenant under this Lease as though it continued in effect. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Term of this Lease. In addition to the foregoing, Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including without limitation attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

14.19	WAIVER OF CLAIMS AND RIGHTS OF SUBROGATION. Landlord and Tenant: (i) mutually agree that, with respect to any damage to property, the loss from which is covered (or required to be covered) by insurance then being carried by them, respectively, the one carrying (or required to carry) such insurance and suffering such loss releases the other of and from, and forever waives, any and all claims with respect to such loss, but only to the extent of the limits of insurance carried (or required to be carried) with respect thereto, less the amount of any deductible; and (ii) mutually agree that any property damage insurance carried (or required to be carried) by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other. Tenant’s waiver shall also be for the benefit of the Condominium Trustees, the other unit owners and the Trust.

14.20	TENANT’S INSURANCE. No policy of insurance maintained by Tenant may be written so as to decrease the coverage under any of the master policies maintained by the Trust, and Tenant hereby assigns to the Trust the proceeds of any such policy to the extent such policy does in fact result in a decrease in such coverage. Certificates of all policies of insurance, and all renewals thereof, maintained by Tenant with respect to the Premises (except policies covering only personal property of Tenant) shall be delivered to Landlord, the First Mortgagee (if required) and the Trust.

14.21	SURRENDER OF PREMISES. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease, excepting only (i) ordinary wear and use, and (ii) damage by fire or other casualty. Tenant shall remove all of Tenant’s Removable Property and, to the extent specified by Landlord, all alterations and additions made by Tenant; and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may reasonably see fit, at Tenant’s sole cost and expense.

14.22	BROKERAGE. Tenant warrants and represents that Tenant has dealt with no broker other than the Brokers in connection with the consummation of this Lease, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim.

14.23	SECURITY DEPOSIT. Tenant shall deliver to Landlord at the time of execution of this Lease by Tenant the security deposit set forth in Section 1.2, as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay Basic Rent, additional rent or other charges due hereunder or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall have no obligation to) use all or any portion of said deposit for the payment of any Basic Rent or other charge due hereunder to pay any other sum to which Landlord may become obligated by reason of Tenant’s default or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, said deposit, or so much thereof as shall not then have been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within a reasonable time after the expiration of the Term hereof and satisfaction of all of Tenant’s obligations to Landlord, and after Tenant has vacated and delivered the Premises as required hereunder. Landlord may retain an amount reasonably calculated to be sufficient to pay any final amount of Taxes or Operating Expenses for the year in which the Term ends. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of or limit on Landlord’s damages in the event of Tenant’s default. Any application of the security deposit by Landlord shall be without prejudice to any other right or remedy. If Landlord conveys Landlord’s interest under this Lease, the security deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the security deposit in accordance with the terms of this Section 14.23, and the return thereof in accordance herewith. The holder of a mortgage shall not be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder. Tenant hereby waives the provisions of any law which is inconsistent with this Section 14.23.

14.24	ANTI-TERRORISM PROVISIONS. Tenant represents, warrants and covenants to Landlord that (i) neither Tenant nor any of its partners, members, principal stockholders or any other constituent entity either in control of the operation or management of Tenant or having a controlling financial interest in Tenant has been or will be designated or named as a terrorist, a “Specially Designated and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11 or at any replacement website or other replacement official publication of such list (such list, or any such replacement official publication of such list, the

“OFAC List”), or by any Executive Order or the United States Treasury Department; and (ii) Tenant has not engaged, and will not engage, in this transaction, directly or indirectly, on behalf of, or instigating or facilitating, and will not instigate or facilitate, this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. A breach of any Tenant representation, warranty and covenant contained in this Section shall be an immediate and material Default of Tenant under this Lease without notice or cure rights. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to Tenant’s breach of any of the foregoing representations, warranties and/or covenants.

14.25	GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.
ARTICLE 15
CONDOMINIUM REGIME
15.1	LEASE SUBJECT TO CONDOMINIUM REGIME. Tenant acknowledges that (i) the Premises and the Building are part of a condominium regime and that, as such, they are subject to the terms and provision of M.G.L. ch. 183A, the Master Deed and the Declaration of Trust, (ii) Landlord does not have absolute control of the common areas and facilities, (iii) Landlord’s obligations hereunder are subject to the rules, regulations and decisions of the Trust, and (iv) this Lease shall automatically terminate upon any withdrawal of the Building from the provisions of G.L. c. 183A unless Landlord shall continue to have the right to occupy and/or lease the Premises.
ARTICLE 16
OPTION TO EXTEND
16.1	TENANT’S RIGHT. Provided that, at the time of such exercise and again at the beginning of the Extended Term in question, (i) there exists no Default of Tenant (or any event or circumstance which, with the passage of time or the giving of notice, or both, would constitute a Default of Tenant); (ii) this Lease is still in full force and effect; and (iii) Tenant shall not have assigned this Lease or sublet any or all of the Premises and actually occupies the entire Premises, Tenant shall have the right to extend the Term of this Lease for two (2) extended terms (the “First Extended Term” and the “Second Extended Term”) of one (1) year each. The First Extended Term shall commence on the day immediately following the expiration date of the Initial Term, and shall end on the day immediately preceding the first anniversary of the first day of the First Extended Term. The Second Extended Term shall commence on the day immediately following the expiration date of the First Extended Term, and shall end on the day immediately preceding the first anniversary of the first day of the Second Extended Term. Tenant shall exercise such option by giving Landlord notice of its desire to do so, not later than three (3) months prior to the expiration of the Initial Term or the First Extended Term, as the case may be, it being agreed that time shall be of the essence with respect to the giving of such notice or any other notice provided for in this Lease. The giving of such notice shall automatically extend the Term of this Lease for the applicable Extended Term, and no instrument of renewal need be executed. In the event that Tenant fails to give such notice to Landlord, the Term of this Lease shall automatically terminate at the end of the Initial Term or the First Extended Term, as the case may be, and Tenant shall have no further right or option to extend the Term of this Lease. Each Extended Term shall be on all the terms and conditions of this Lease, except that the Basic Rent for each Extended Term shall be as provided in paragraph (b) below.

16.2	EXTENDED TERM RENT. (a) The Basic Rent for each Extended Term shall be the Fair Market Rental Value of the Premises as of the commencement of the Extended Term in question (including without limitation such inflation indicators or periodic increases as may then be customary in the market), determined without regard to improvements made to the Premises by Tenant or (for the Second Extended Term) to Tenant’s right to further extend, as agreed by the parties. For purposes hereof, the term “Fair Market Rental Value” shall mean the annual fixed rent that a willing tenant would pay and a willing landlord would accept, each acting in its own best interest and without duress, in an arms-length lease of the Premises as of the first day of the Extended Term (the “Determination Date”). If Landlord and Tenant shall fail to agree upon the Fair Market Rental Value within two (2) months before the applicable Determination Date, then Landlord and Tenant each shall give notice (the “Determination Notice”) to the other setting forth their respective determinations of the Fair Market Rental Value, and, subject to the provisions of paragraph (b) below, either party may apply to the then president of the Real Estate Bar Association of Massachusetts or any successor thereto for the designation of an arbitrator satisfactory to both parties to render a final determination of the Fair Market Rental Value. The fair market rental value shall be determined by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, except that there shall be only one arbitrator, who shall have had at least ten (10) years’ experience as a commercial retail real estate broker or appraiser in the downtown Boston/financial district area. The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days after having been appointed, choose one of the determinations set forth in either Landlord’s or Tenant’s Determination Notice, and that choice by the arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this paragraph (a), and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this paragraph (a) shall be final and binding in fixing the Fair Market Rental Value. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease.

(b) In the event that the lower of the two determination of the Fair Market Rental Value is greater than ninety-five percent (95%) of the higher determination, then the Fair Market Rental Value shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in Landlord’s and Tenant’s Determination Notices. Only if the lower determination is ninety-five percent (95%) or less of the higher determination shall the actual determination of Fair Market Rental Value be made by an arbitrator as set forth in paragraph (a) above.

(c) If for any reason the Fair Market Rental Value shall not have been determined prior to the applicable Determination Date, then, until the Fair Market Rental Value and, accordingly, the Basic Rent, shall have been finally determined, Tenant shall pay Basic Rent at the rate quoted by Landlord in Landlord’s Determination Notice. Upon final determination of the Fair Market Rental Value, an appropriate adjustment to the Basic Rent theretofore paid by Tenant from and after the Determination Date shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall promptly credit or pay, respectively, to the other any overpayment of deficiency, as the case may be, in the payment of Basic Rent from the applicable Determination Date to the date of such final determination. In no event, however, shall the Basic Rent for the Extended Term (which does not include Escalation Charges) be less than the Basic Rent (which does not include Escalation Charges) in effect on the last day of the Initial Term, it being understood that during the Extended Term Escalation Charges shall continue to be calculated based on Base Taxes and Base Common Area Charges set forth in Section 1.2 of this Lease
ARTICLE 17
RIGHT OF FIRST OFFER TO PURCHASE
17.1	TENANT’S RIGHT. Provided that, at the time of such exercise and again at the date of closing, (i) there exists no Default of Tenant (or any event or circumstance which, with the passage of time or the giving of notice, or both, would constitute a Default of Tenant); (ii) this Lease is still in full force and effect; and (iii) Tenant shall not have assigned this Lease or sublet any or all of the Premises and actually occupies the entire Premises, Landlord hereby grants Tenant a right of first offer to purchase the Premises (and, if Landlord so elects, the Landlord’s Units) pursuant to the terms and conditions of this Section 17.1 (the “First Offer Purchase Right”). The property specified by Landlord in the Offer Notice (defined below) is referred to as the “Offered Property.” Notwithstanding anything contained in the Lease and this Section to the contrary, the rights granted herein shall only be applicable at such time as Landlord, in its sole discretion, desires to market the Offered Property to a third party or parties (other than to any entity controlling, controlled by, under common control with Landlord or its members, managers or shareholders). Subject to the terms and conditions hereof, if Landlord desires, in its sole discretion, to offer the Offered Property for sale to a third party, Landlord shall send Tenant written notice thereof (the “Offer Notice”), which shall set forth the terms and conditions on which Landlord is willing to sell the Offered Property, including without limitation Landlord’s then good faith estimate of the fair market value of the Offered Property. Tenant shall have ten (10) days from the date of the Offer Notice to notify Landlord in writing as to whether Tenant desires to negotiate to purchase the entire Offered Property on the terms and conditions set forth therein. In the event Tenant fails to elect to purchase the Offered Property within such ten (10) day period, Tenant shall be deemed for all purposes to have waived its rights hereunder, and this Section shall thereafter be void. In such event, Landlord may continue its efforts in marketing the Offered Property or any portion thereof to third parties and Landlord may select whatever offer or offers it desires to pursue, in Landlord’s sole discretion. In the event Tenant responds in writing to Landlord of its interest in purchasing the Offered Property within such ten (10) day period, then Landlord and Tenant agree, for a period of twenty (20) days (commencing on the date of Tenant’s notice), to enter into good faith negotiations to determine the terms and conditions for the sale of the Offered Property to Tenant, which shall include those terms and conditions contained in the Offer Notice. In the event that the parties. despite good faith efforts and acting reasonably, fail to enter into a definitive purchase agreement fully signed and delivered by both parties during such twenty (20)-day period, then Tenant’s First Offer Purchase Right shall terminate (subject, however, to the following provisions) and Landlord shall be permitted to list the Offered Property (or any portion thereof) and to sell the Offered Property (or any portion thereof) to any party or parties on terms and conditions acceptable to Landlord, in its sole discretion. In the event Tenant exercises the First Offer Right, and if Landlord and Tenant execute and deliver to the other a definitive purchase agreement within said twenty (20)-day period, the closing shall take place pursuant to the terms and conditions specified in the definitive purchase agreement. The terms and provisions hereof shall remain in full force and effect until the purchase has closed, except as otherwise provided herein.

Tenant and Landlord agree that at the closing, Landlord will convey the Offered Property in its then “AS-IS, WHERE-IS” condition by a Massachusetts quitclaim deed. At the closing under the First Offer Purchase Right, (i) closing costs shall be allocated as provided in the definitive purchase agreement, (ii) real estate taxes, rents and other income and expense items will be equitably prorated, (iii) this Lease shall cease and come to an end, and (iv) if the Offered Property consists of only the Premises, Landlord will remove the two doorways and doors between the Premises and the Landlord’s Units (and the cost thereof shall be divided evenly between the parties). The foregoing rights of Tenant shall in no event arise as a result of, and this section shall not apply to: (i) the sale by Landlord of all or substantially all of its assets, or (ii) the sale or transfer of all or any portion of the Offered Property in connection with Landlord’s merger or combination into or with another entity, or (iii) the granting by Landlord of any mortgage or other lien covering all or any portion of the Offered Property, or (iv) the foreclosure of any mortgage or lien or the giving of a deed in lieu of foreclosure, or (v) the sale of the Offered Property or any portion thereof to any member or manager of Landlord or any entity more than forty percent (40%) of the equity in which is owned or controlled by any member or manager (or the members of the family of any member or manager).
ARTICLE 18
EXPANSION RIGHT
18.1	TENANT’S RIGHT. Provided that, at the time of such exercise and again at the Expansion Date, (i) there exists no Default of Tenant (or any event or circumstance which, with the passage of time or the giving of notice, or both, would constitute a Default of Tenant); (ii) this Lease is still in full force and effect; and (iii) Tenant shall not have assigned this Lease or sublet any or all of the Premises and actually occupies the entire Premises, Landlord hereby grants Tenant the right and option to expand and increase the size of the Premises by adding thereto the Landlord’s Units (containing approximately 5,202 square feet of space) for the then-remainder of the Term of this Lease (including any Extended Term(s)). Tenant may exercise its option to expand by giving Landlord written notice (the “Expansion Notice”) of its desire to exercise the expansion option. If Tenant so elects, then effective on the one hundred eightieth (180th) day after the giving of such Notice (the “Expansion Date”), (i) the size of the Premises shall automatically be increased to include the Landlord’s Units, (ii) the Landlord shall vacate and deliver possession of the Landlord’s Units, in their then “AS IS” condition (without any representation or warranty), and (iii) the Basic Rent will be increased to reflect the increase in the size of the Premises (at the same per-square-foot rate as from time to time is in effect for the initial Premises). Tenant may not give an Expansion Notice prior to the last day of the thirtieth (30th) calendar month after the Commencement Date (counting the calendar month in which the Commencement Date occurs unless the Commencement Date is not the first day of a calendar month, in which case the first such month will not be counted). If Tenant has not already exercised its option to extend the Term of the Lease for the First Extended Term by the time Tenant gives an Expansion Notice, then the giving of an Expansion Notice will automatically constitute the Tenant’s exercise of its option to extend the Term for the First Extended Term. Tenant may not give an Expansion Notice later than the last day of the forty-second (42nd) calendar month after the Commencement Date (counting the calendar month in which the Commencement Date occurs unless the Commencement Date is not the first day of a calendar month, in which case the first such month will not be counted). If Tenant has not already exercised its option to extend the Term of the Lease for the Second Extended Term by the time Tenant gives an Expansion

Notice, then the giving of an Expansion Notice during the First Extended Term will automatically constitute the Tenant’s exercise of its option to extend the Term for the Second Extended Term, it being the express intent that the Expansion Date will not occur if less than one (1) year would then remain in the Term (as theretofore extended).
          IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

Landlord:	SWS LEWIS WHARF, LLC

By:
Name:

Tenant	CONVERTED ORGANICS, INC.

Name:
Title:
Hereunto Duly Authorized

EXHIBIT A Plan of Premises Page 1 of 2

1st Flr
VESTIBULE
RECEPTION
MANAGER
CONFERENCE ROOM
Tenant Reception
CONFERENCE ROOM
CORR
(N.I.C.)
OFFICE
WOMEN
(N.I.C.)
CL.
(N.I.C.)
MEN
(N.I.C.)
IT
(N.I.C.)
STAIR
(N.I.C.)
CL.
EXIST. BOOKCASE
EQUIP. WORK AREA
COPIER
MANAGER
OPEN OFFICE
MANAGER
OPEN OFFICE
STAIR
OFFICE
OFFICE
MANAGER
Rodgers

Exhibit A Page 2 of 2

LL
CORRIDOR
CORRIDOR N.I.C.
INCLUDED IN USABLE SPACE
N.I.C.
STORAGE
(N.I.C.)
N.I.C.
FILE STORAGE
STORAGE
ELEV.
STAIR
N.I.C.
STORAGE
OPEN OFFICE
009
FILE STORAGE
KITCHENETTE

EXHIBIT FURN
List of Furniture